Exhibit 10.1

AMENDMENT NO. 1

TO

MARINA VILLAGE NET OFFICE–TECH LEASE

THIS AMENDMENT NO. 1 is made and entered into as of April 1, 2005 (the “Effective Date”), by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership (“Landlord”), and XENOGEN CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant entered into that certain Marina Village Net Office-Tech Lease, dated as of March 1, 2005 (the “Lease”) for the lease of certain premises located at 850 Marina Village Parkway, Alameda, California. The capitalized terms used in this Amendment shall have the meanings set forth in the Lease unless otherwise specified herein.

B.	Landlord and Tenant desire to amend the Lease on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Landlord and Tenant hereby agree as follows:

1.	Amendment of Basic Lease Information.

(a)	The approximate rentable area of the Premises as set forth in the Basic Lease Information is hereby amended to be 40,498 rentable square feet as outlined on Exhibit A-1 attached hereto.

(b)	The Commencement Date and the Estimated Term Commencement set forth in the Basic Lease Information is hereby amended to read as follows:

Term
Commencement:	The later of (i) June 1, 2005 or (ii) the date on which the Premises are delivered to Tenant with those portions of the Landlord’s Work completed as required under Section II of Exhibit B (the “Commencement Date”).

Estimated Term
Commencement:	June 1, 2005

(c)	The Base Rent as set forth in the Basic Lease Information is hereby amended to read as follows:

Base Rent:	Commencement Date – 2/28/06	$39,283/Month
	3/1/06 – 2/28/07	$40,772/Month
	3/1/07 – 2/28/08	$41,987/Month
	3/1/08 – 2/28/09	$43,238/Month
	3/1/09 – 2/28/10	$44,527/Month
	3/1/10 – 2/28/11	$45,855/Month

(d)	The Tenant’s Percentage Share as set forth in the Basic Lease Information is hereby amended to be 100%.

2.	Amendment of Exhibit A. Effective June 1, 2005, Exhibit A as set forth in the lease is hereby deleted in its entirety and replaced by Exhibit A-1 attached hereto.

3.	Amendment of Paragraph 4. Paragraph 4(e) of the Lease is hereby amended to read as follows:

“(e) Notwithstanding anything to the contrary herein, (i) in the event of a sale or transfer of the Building prior to the expiration of the initial term of this Lease that results in an increase of Property Taxes payable by Tenant, Landlord shall credit Eighty Five Thousand Nine Hundred Twenty Eight Dollars ($85,928) against any such Property Taxes increases otherwise payable by Tenant, provided that Tenant shall be fully responsible for payment of all Property Taxes once such credit amount is exhausted; and (ii) from and after June 30, 2006, Tenant’s responsibility for increases in Property Taxes shall be deemed to be reduced by a tax increment refund in the amount of $33,312 (or the actual tax increment refund received by Landlord, if greater) whether or not such a tax increment refund is actually received by Landlord. For example purposes only, if Property Taxes incurred by Landlord for the 2008 year were $160,000, Tenant’s responsibility for Property Taxes would be $126,688.”

4.	Amendment of Addendum Paragraph 20

(a)	Paragraph 20(b) of the Addendum to the Lease is hereby amended to read as follows:

“(b) In the event the first Option is timely and effectively exercised, the term shall be extended for five (5) additional years, upon all of the terms and conditions of the Lease; provided, however, that the Base Rent shall be 95% of the then Fair Market Rental Value of the Premises plus the Cosmetic Improvement Allowance (defined below) as amortized over the first Option Period, paid as an increase in Base Rent of $4,302.31 per month if the Fair Market Rental Value for the first Option Period did not take into account an equivalent allowance provided to the Tenant. In the event the second Option is timely and effectively exercised, the term shall be extended for five (5) additional years, upon all of the terms and conditions of the Lease; provided, however, that there shall be no further options exercisable by Tenant and the Base Rent shall be 100% of the then Fair Market Rental Value of the Premises plus the Cosmetic Improvement Allowance as amortized over the second Option Period, paid as an increase in Base Rent of $4,302.31 per month if the Fair Market Rental Value for the second Option Period did not take into account an equivalent allowance provided to the Tenant.”

(b)	The Cosmetic Improvement Allowance as set forth in paragraph 20(c) of the Addendum to the Lease is hereby amended to be $202,495.

5.	Amendment of Section I of Exhibit B to the Lease. The deadline for submitting plans set forth in Section I of Exhibit B shall be extended by an additional thirty (30) days. Accordingly, reference to “sixty (60) days” in Section I.A(2) of Exhibit B to the Lease shall be replaced with “ninety (90) days” and references to “one hundred five (105) days” and “105-day” in Section I.B(1) of Exhibit B to the Lease shall be replaced with “one hundred thirty-five (135) days” and “135-day”, respectively.

6.	Amendment of Section II of Exhibit B to the Lease. Section II of Exhibit B to the Lease is hereby amended to read as follows:

“II. DESCRIPTION OF LANDLORD’S WORK

Upon delivery of the Premises to Tenant, Landlord shall have performed all of the following work (“Landlord’s Work”), except as provided for in this section, at the Premises at Landlord’s cost and expense and in a good and workmanlike manner and in compliance with all laws, rules and regulations: (a) the Premises shall have one dedicated 2000 amp electrical service section at 480 volts; (b) Landlord shall install sufficient roof mounted package HVAC units servicing the Premises to provide HVAC service consistent with other office-tech buildings in the Project, which units shall have a cooling capacity of approximately 1 ton per 1,500 square feet of space and shall be located as mutually agreed by Landlord and Tenant; (c) the Premises shall be code compliant with respect to the base building main fire alarm panel, building structure, bathrooms and public areas serving the Premises and existing on the Effective Date, including the exterior paths of travel; (d) in the event asbestos containing materials are found in the Premises, such materials shall be removed; (e) a new roof shall be installed on the Building; (f) all existing duct work shall be removed from the Premises, except to the extent such duct work services any bathrooms existing within the Premises on the Effective Date; (g) the foundation of the Premises shall be level to allow the installation of flooring by Tenant; (h) all interior, non-load bearing structures in the Premises shall be demolished, provided that Landlord shall not demolish any bathrooms existing within the Premises on the Effective Date; (i) existing fire sprinkler lines shall be in good working condition; (j) all exhaust fans in the Premises shall be removed, except to the extent such exhaust fans service any bathrooms existing within the Premises on the Effective Date; (k) the utilities systems serving the Premises but not located within the Building, except to the extent servicing any bathrooms existing within the Premises on the Effective Date, shall be in good working condition; and (l) Landlord at its sole discretion shall have the right to remove the existing chiller located on the roof and such removal shall be at Landlord’s sole cost and expense. Notwithstanding anything to the contrary herein, any portion of Landlord’s Work that is to be constructed or performed outside of the interior of the Premises and/or on the roof of the Building, including installation of a new roof and of new roof-top HVAC units, may be constructed or performed by Landlord within sixty 60) after the Commencement Date of the Lease. No extension of the Commencement Date pursuant to the preceding sentence shall extend the Premises Return Date under the 860 Atlantic Lease. Subject to the foregoing, Landlord shall use reasonable efforts to deliver the Premises to Tenant with all of the Landlord’s Work (except for the installment of the new roof and HVAC units) complete on or before May 1, 2005.”

7.	Amendment of Section V of Exhibit B to the Lease. The “Construction Allowance” shall be increased to One Hundred Fifty Three Thousand Six Hundred Ninety-Five Dollars ($153,695).

8.	Counterparts. This Amendment may be executed, acknowledged and delivered in any number of counterparts, and each of such counterparts shall constitute an original but all together only one Amendment.

9.	Headings. Any headings or captions preceding the text of the several sections hereof are intended solely for convenience of reference and shall not constitute a part of this Amendment nor shall they affect its meaning, construction or effect.

10.	Reference to Lease. Any and all notices, requests, certificates and other documents or instruments executed and delivered concurrently with or after the execution and delivery of this Amendment may refer to the Lease without making specific reference to this Amendment, but nevertheless all such references shall be deemed to include this Amendment, unless the context shall otherwise require.

11.	Effectiveness of Lease. Except as expressly provided herein, nothing in this Amendment shall be deemed to waive or modify any of the provisions of the Lease, or any addendum thereto, and the parties hereby ratify and confirm the provisions of the Lease as amended in paragraphs 1 through 4 above. In the event of any conflict between the Lease, this Amendment or any other amendment or addendum thereof, the document later in time shall prevail.

12.	Entire Agreement. This Amendment, together with the Lease, sets forth the entire understanding of the parties in connection with the subject matter hereof. There are no agreements between Landlord and Tenant relating to the Lease or the Premises other than those set forth in writing and signed by the parties herein, and the Letter dated March 22, 2005 signed by the parties shall be of no force or effect. Neither party hereto has relied on any understanding, representation or warranty not set forth herein, either oral or written, as an inducement to enter into this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the Effective Date.

TENANT:		LANDLORD:

XENOGEN CORPORATION, a Delaware corporation		ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership

By:	/s/ DAVID W. CARTER	By:	Vintage Alameda Investments, LP, a California limited partnership its operating general partner
Name:	David W. Carter
Title:	CEO		By:	Vintage Properties - Alameda Commercial,
a California corporation,
its managing general partner

By:

Name:				By:	/s/ JOSEPH R. SEIGER
Title:				Name:	Joseph R. Seiger
				Title:	President

EXHIBIT A-1

OUTLINE OF LEASED PREMISES

850 Marina Village Parkway, Alameda CA